Sub-Item 77Q2

Nuveen Municipal Market Opportunity Fund, Inc.
33-33260, 811-06040

Based on a review of the SEC Forms 3, 4 and 5 furnished to the Fund, the Fund believes that all Section 16(a) filing requirements applicable to the Funds officers and directors, investment adviser and affiliated persons of the investment adviser were complied with, except that the Form 4 report, Statement of Changes in Beneficial Ownership, on behalf of the officer listed below was filed late on April 9, 2008, accession number
0001424228-08-000015.

There are no greater than ten-percent
shareholders of the Fund.


OFFICER:

Thomas C. Spalding, Jr.